Exhibit 99

USANA Health Sciences Announces First Quarter 2009 Financial Results

  Net sales of $97.3 million; sales declined by $10.4 million due to negative currency changes
  Earnings per share of $0.43

SALT LAKE CITY--(BUSINESS WIRE)--April 28, 2009--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced financial results for the fiscal first quarter, ended April 4, 2009.

Financial Performance

Net sales for the first quarter of 2009 decreased by 4.2% to $97.3 million, compared with $101.6 million in the first quarter of the prior year. This decline was primarily due to the negative impact of changes in currency exchange rates, which reduced net sales by approximately $10.4 million, or 9.7% in the first quarter of 2009, compared with the prior year. The number of active Associates, however, increased by 12.2% in the first quarter of 2009. This growth was largely driven by our Asia Pacific region.

Earnings per share during the first quarter of 2009 decreased by one cent to $0.43 per share, compared with $0.44 per share in the first quarter of 2008. This slight decrease was primarily due to lower sales resulting from the negative impact of changes in currency exchange rates, which was offset by a lower number of diluted shares outstanding (a result of share repurchases) and a lower effective tax rate.

Dave Wentz, chief executive officer, said, “Despite the difficult global economic conditions, we were pleased to achieve local currency sales growth in most of our markets during the first quarter. In fact, sales were up over 6% globally when measured in local currency.”

Regional Results

During the first quarter of 2009, net sales in North America decreased by 10.2% to $55.9 million, compared with the first quarter of the prior year. This decline was primarily the result of negative changes in currency exchange rates, which decreased net sales in this region by $5.0 million, and lower-than-expected sales in the United States. In local currency, however, sales in Mexico increased by 15.4%, while sales in Canada decreased by 0.4%. Excluding currency changes, net sales in North America during the first quarter decreased by 2.2%, although the number of active Associates in North America increased by 2.1% year-over-year to 97,000.

Net sales in the Asia Pacific region in the first quarter of 2009 increased 5.4% to $41.4 million, compared with $39.3 million during the same period in 2008. Excluding currency changes, net sales in Asia Pacific during the first quarter increased by 19.1%. This increase resulted from higher sales volume due to a 26.1% increase in the number of active Associates to 87,000, compared with 69,000 in the first quarter of the prior year. The growth in the number of active Associates in this region was due primarily to a 64.3% increase in Hong Kong, a 27.3% increase in Malaysia, a 50.0% increase in South Korea, and the addition of 5,000 Associates in the Company’s newest market, the Philippines.

“We were pleased to see strong growth in most of our Asia Pacific markets during the first quarter,” stated Wentz. “Our primary focus continues to be providing the highest quality products and a rewarding compensation plan to effectively retain and attract new customers. We believe that USANA provides a unique opportunity for part- or full-time income during these difficult economic times.”

Outlook

Today, the Company is updating its financial guidance for the full year 2009. The Company projects consolidated net sales to be between $390 million and $400 million, an approximate decrease of about 7% to 9% in 2009 as a result of the negative impact of currency exchange rates and softer-than-anticipated first quarter results in the United States. The Company anticipates that the negative impact due to changes in currency exchange rates will be as much as $34 million in 2009. The Company does, however, anticipate local currency sales growth in most markets during the year. Earnings per share for 2009 are estimated to be between $1.80 and $1.85, compared with $1.85 for the full year of 2008. The Company anticipates that the negative impact on earnings per share due to changes in currency exchange rates will be as much as $0.35 per share in 2009.

Jeff Yates, chief financial officer, said, “Despite continued pressure from currency exchange rates, our fundamental business drivers remain strong. Indeed, most of our markets continue to grow in local currency. Given the difficult economic environment, however, we will continue to closely manage spending and look for ways to efficiently drive top-line growth.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, April 29, 2009 at 11:00AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings (Unaudited)
( In thousands, except per share data)

	Quarter Ended
	29-Mar-08(1)	4-Apr-09

Net sales	$101,570	$97,299
Cost of sales	21,502	19,846
Gross profit	80,068	77,453

Operating expenses
Associate incentives	41,364	41,890
Selling, general and administrative	27,036	25,330

Earnings from operations	11,668	10,233

Other income	(71)	(90)
Earnings before income taxes	11,597	10,143

Income taxes	4,304	3,497

NET EARNINGS	$7,293	$6,646

Earnings per share - diluted
Net Earnings	$0.44	$0.43
Weighted average shares outstanding - diluted	16,459	15,382

(1) All amounts reflective of adjustments made due to the restatement of previously reported amounts

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(in thousands)

	As of	As of
	3-Jan-09	4-Apr-09
		(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$13,281	$9,747
Inventories	23,879	27,397
Other current assets	15,514	12,162
Total current assets	52,674	49,306

Property and equipment, net	57,369	56,966
Goodwill	5,690	5,690
Other assets	6,839	7,794
Total assets	$122,572	$119,756

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$6,879	$7,640
Other current liabilities	47,655	35,848
Total current liabilities	54,534	43,488

Line of credit	34,990	33,900
Other long-term liabilities	1,212	1,618
Stockholders' equity	31,836	40,750
Total liabilities and stockholders' equity	$122,572	$119,756

USANA Health Sciences, Inc.
Sales by Region
(in thousands)

	Quarter Ended
	29-Mar-08		4-Apr-09
	(Unaudited)		(Unaudited)
Region
North America

United States	$38,550	38.0%	$36,489	37.5%

Canada	18,583	18.3%	14,936	15.4%

Mexico	5,142	5.0%	4,470	4.6%

North America Total	62,275	61.3%	55,895	57.5%

Asia Pacific

Southeast Asia/Pacific	21,545	21.2%	19,938	20.5%

East Asia	13,615	13.4%	16,955	17.4%

North Asia	4,135	4.1%	4,511	4.6%

Asia Pacific Total	39,295	38.7%	41,404	42.5%

Consolidated	$101,570	100.0%	$97,299	100.0%

Active Associates by Region (1)

	As of
	29-Mar-08		4-Apr-09
	(Unaudited)		(Unaudited)
Region
North America

United States	58,000	35.4%	58,000	31.5%

Canada	25,000	15.2%	26,000	14.1%

Mexico	12,000	7.3%	13,000	7.1%

North America Total	95,000	57.9%	97,000	52.7%

Asia Pacific

Southeast Asia/Pacific	37,000	22.6%	45,000	24.5%

East Asia	26,000	15.8%	35,000	19.0%

North Asia	6,000	3.7%	7,000	3.8%

Asia Pacific Total	69,000	42.1%	87,000	47.3%
Total	164,000	100.0%	184,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product from USANA at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)

	As of
	29-Mar-08		4-Apr-09
	(Unaudited)		(Unaudited)
Region
North America

United States	49,000	63.6%	41,000	60.3%

Canada	18,000	23.4%	16,000	23.5%

Mexico	2,000	2.6%	3,000	4.4%

North America Total	69,000	89.6%	60,000	88.2%

Asia Pacific

Southeast Asia/Pacific	6,000	7.8%	7,000	10.3%

East Asia	1,000	1.3%	1,000	1.5%

North Asia	1,000	1.3%	-	0.0%

Asia Pacific Total	8,000	10.4%	8,000	11.8%
Total	77,000	100.0%	68,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product from USANA at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc., Salt Lake City
Investors:
Patrique Richards, 801-954-7961
Investor Relations
investor.relations@us.usana.com
Media:
Dan Macuga, 801-954-7280
Public Relations